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EXHIBIT 10e



                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") is made this 1st day of June, 1995, by and between MICROS SYSTEMS, INC., a Maryland corporation, with offices located at 12000 Baltimore Avenue, Greenbelt, Maryland 20705 (hereinafter referred to as the "Company"), and A. L. GIANNOPOULOS, whose address is 6125 Wooded Run Drive, Columbia, Maryland 21044 (hereinafter referred to as the "Executive").

                               W I T N E S S E T H:

        WHEREAS, the Company desires to employ the Executive and the Executive desires to accept such employment;

        WHEREAS, the Executive possesses skills and experience which the Company believes are of substantial value and importance to the success of the Company's business operations;

        WHEREAS, the Executive is willing to make his services available to the Company on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and the conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto agree as follows:

        1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.
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        2.  Duties.  During the term of employment, the Executive shall serve as the President and Chief Executive Officer of the Company and as such, he shall have general responsibility for the management and direction of the business of the Company in all departments and he shall perform such other reasonable duties as the Board of Directors may assign, from time to time.

        3. Term. The term of this Agreement shall commence upon the day and year first above written ("Commencement Date") and shall continue until December 31, 1999, unless sooner terminated, as provided herein.

        4. Salary. The Executive's salary for the term of this Agreement shall be in the amounts set forth below, payable in equal bi-weekly installments:

      Period                                     Salary
      ------                                     ------
Commencement Date through June 30, 1995        $ 32,170
July 1, 1995 through June 30, 1996             $203,000
July 1, 1996 through June 30, 1997             $213,000
July 1, 1997 through June 30, 1998             $223,000
July 1, 1998 through June 30, 1999             $233,000
July 1, 1999 through December 31, 1999         $121,500

        5. Bonuses. In addition to his salary, the Executive shall be entitled to receive a bonus for each fiscal year of the Company (July 1 - June 30). The Executive's bonus for each fiscal year, or portion of a fiscal year, during the term hereof shall be in the amounts set forth below ("Target Bonus") if the fiscal year bonus


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objectives of the Executive ("Objectives"), as determined by the Board of
Directors prior to the commencement of each such fiscal year, are met; provided, that, consistent with the Company's executive bonus plan, the bonus may be increased for any fiscal year in which the Company performance exceeds Objectives or decreased for any fiscal year in which the Company performance falls below Objectives, and provided further that in no event shall the bonus paid to the Executive for any fiscal year of the Company exceed 200% of Target
Bonus:

      Fiscal Year Ending                      Target Bonus
      ------------------                      ------------
      June 30, 1995                           $110,000

      June 30, 1996                           $120,000

      June 30, 1997                           $130,000

      June 30, 1998                           $140,000

      June 30, 1999                           $150,000

      June 30, 2000                           $ 80,000

      Any bonus required to be paid pursuant to this Section 5 shall be paid by the Company to the Executive within ninety (90) days following the close of the fiscal year of the Company to which such bonus applies, except that the bonus due for the period ending December 31, 1999 shall be paid on or before March 31, 2000.

      6. Stock Option. Upon the Commencement Date, the Executive shall be granted the unrestricted right to acquire up to twenty-two thousand (22,000) shares of the Company's common stock ("Option"). The Company and the Executive shall enter into a stock option


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agreement evidencing the grant of said Option, which agreement shall contain such other terms and provisions as are customarily contained in the Company's executive employee Incentive Stock Option Agreement ("Company Plan").

      In addition to the Option granted above, within ninety (90) days following the commencement of each fiscal year of the Term, the Company shall grant to the Executive the right to purchase additional common stock of the Company ("Common Stock") for such consideration and in such amounts as is consistent with the terms of the Company Plan or a successor employee stock option plan. Notwithstanding the right herein granted, the Executive acknowledges that, except for the Common Stock exercisable under the Option, no additional Common Stock is currently available to the Company to issue under the Company Plan. In recognition thereof, the Company's obligation to grant to the Executive the right to purchase the additional Common Stock shall not arise until such time as the shares of Common Stock become available under the Company Plan or a successor employee stock option plan. The Company agrees to use its best efforts to take such steps or cause the required steps to be taken which will enable the Common Stock to become available for option grants.

      7. Expenses. The Company shall reimburse the Executive for all expenses incurred in connection with the performance of his duties on behalf of the Company, provided that the Executive shall keep, and present to the Company, records and receipts relating to


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reimbursable expenses incurred by him.  Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company's right to claim income tax deductions for such expenses. Without limiting the generality of the foregoing, the Executive shall be entitled to reimbursement for any business-related travel, business-related entertainment whether at his residence or otherwise, and other costs and expenses reasonably incident to the performance of his duties on behalf of the Company.

        8. Fringe Benefits. During the term of this Agreement, the Executive shall be entitled to participate in any and all fringe benefit plans, programs and practices sponsored by the Company for the benefit of its executive employees, and shall be furnished with other services and perquisites appropriate to his position. Without limiting the generality of the foregoing, the Executive shall be entitled to the following benefits (regardless of whether such benefits are provided to other executives):

            (a) Comprehensive medical insurance for the Executive, his spouse, and his dependent children.

            (b) Dental insurance for the Executive, his spouse, and his dependent children.

            (c)   Group term life insurance.

            (d)   Long-term disability insurance.





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        9.  Vacation Leave, etc.

            (a) Vacation Leave. The Executive shall be entitled to a total of four (4) weeks of vacation each year. Unused vacation time shall not accumulate from year to year. The Executive may take his vacation at such time or times as shall not interfere with the performance of his duties under this Agreement.

            (b) Sick Leave and Holidays. The Executive shall be entitled to paid sick leave and holidays in accordance with the Company's announced policy for executive employees, as in effect from time to time.

       10. Restrictive Covenant. The Executive agrees that during his employment with the Company, and for a period of one (1) year following the termination of his employment for any reason whatsoever, he shall not (a) engage, directly or indirectly, in any computer hardware or computer software business which is competitive with the business now, or at any time during the term of the Executive's employment, conducted by the Company; or (b) solicit (directly or indirectly, for his own account, or for the account of others) orders for services or products of a kind or nature like or similar to services performed or products sold by the Company during the term of the Executive's employment with the Company, from any party that was a client (or customer) of the Company, or which the Company was soliciting to be its client (or customer) during the twelve (12) month period preceding the date of the Executive's termination of employment. The Executive further


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agrees that he shall not, at any time, directly or indirectly, urge any client
(or customer) of the Company to discontinue business, in whole or in part, or not to do business, with the Company.

            For the purposes of this Section 10, the Executive will be deemed directly or indirectly engaged in a business if he participates in such business as proprietor, partner, joint venturer, stockholder, director, officer, lender, manager, employee, consultant, advisor or agent or if he controls such business. The Executive shall not for purposes of this Section 10 be deemed a stockholder or lender if he holds less than two percent (2%) of the outstanding equity or debt of any publicly owned corporation engaged in the same or similar business to that of the Company, provided that the Executive shall not be in a control position with regard to such corporation.

        11. Maintaining Confidential Information.

            (a) Company Information. The Executive agrees at all times during the term of his employment and for a period of one (1) year thereafter to hold in strictest confidence, and not to use, or to disclose to any person, firm or corporation, without the written authorization of the Board of Directors of the Company except if such is to be used or disclosed for the benefit of the Company, any trade secrets, confidential knowledge, data or other proprietary information of the Company. By way of illustration and not limitation, such shall include information relating to products, processes, know-how, designs, formulas, methods, developmental or


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experimental work, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company.

            (b) Third Party Information. The Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. The Executive agrees that he owes the Company and such third parties, both during the term of his employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company's agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company's agreement with the third party).

       12. Prior Employees. For a period of one (1) year following the termination of the Executive's employment with the Company for any reason whatsoever, with or without cause, the Executive shall not, whether as an individual or as a proprietor, stockholder, partner, officer, director, employer, employee, agent, consultant, independent contractor or otherwise, recruit or employ, directly or


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indirectly, for his own business or any business in which he has an ownership interest, is employed with, or is otherwise affiliated with, any individual who was an employee of the Company within the period of twelve (12) months preceding the effective date of termination of the employment of the Executive.

       13. Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant contained in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to scope, geographic area and duration.

       14. Other Employment. For valuable consideration received by the Executive (without regard to his continued employment by the Company), the Executive agrees that during the period of his employment by the Company he will devote his full time and energy to the performance of his duties under this Agreement, and will not, without the Company's express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved, or becomes involved, nor will he engage in any other activities which directly conflict with his obligations to the Company.

       15. Prior Agreements. The Executive warrants that he is not prohibited from performing any of the services required by his employment with the Company under the terms of any prior employment agreement or restrictive covenant.



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       16.  Termination of Employment.

            (a)   Certain Defined Terms.

                  (1) "Disability" shall mean the continuous and uninterrupted inability of the Executive to perform his duties hereunder due to the sickness or injury of the Executive which persists for a period of one hundred eighty
(180) days or more.

                  (2) "Good Cause" shall mean (i) the criminal acts of the Executive which result in the Executive being charged with and convicted of a felony and which are intended to result directly or indirectly in substantial gain or personal enhancement of the Executive at the expense of the Company, or
(ii) the determination by a court of competent jurisdiction that there has been a willful or intentional breach by the Executive of either Section 10 hereof (restrictive covenant) or Section 11 hereof (maintaining confidential information) in a manner which results in material and substantial direct economic harm or damage to the Company.

                  (3)  "Good Reason" shall mean:

                       a) An assignment by the Company to the Executive, without his express written consent, of any material duties which are inconsistent with his position, duties, responsibilities and status as President and Chief Executive Officer of the Company;

                       b) Any action taken by the Company or its Board of Directors to reduce the Executive's salary, Target Bonus




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(if inconsistent with the terms of Section 5 above) or fringe benefits, without the express written consent of the Executive;

                      c) The Company's failure to obtain the agreement of any successor in interest of the Company to assume the obligations of the Company under this Agreement; or

                      d) A change in control of the Company such that any person, firm or group (other than Westinghouse Electric Corporation, or any of its affiliates, or another person, firm or group approved by Executive) , by virtue of his or their acquisition or ownership of at least twenty percent (20%) of the Common Stock of the Company, shall have the power to control and direct the management and business affairs of the Company.

            (b) Termination Events.

                (1) Death. The Executive's employment shall be terminated upon his death.

                (2) Disability. The Executive's employment shall be terminated upon his Disability.

                (3) By the Company for Good Cause or Other Reasons. The Executive's employment may be terminated by the Company for (i) Good Cause or
(ii) upon fifteen (15) days written notice, for any other reason.

                (4) By the Executive for Good Reason or Other Reasons. The Executive may terminate this Agreement (i) for Good Reason or (ii) upon fifteen
(15) days prior written notice, for any other reason.



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            (c) Termination Payments.

                (1) Payment Upon Death. Upon the termination of employment of the Executive due to his death, the Company shall cause to be paid over to the designated beneficiary or to the personal representative of the estate of the Executive, any and all proceeds of life insurance policies maintained by the Company for the benefit of the Executive. Any and all salary and Target Bonus payments shall thereupon cease and terminate.

                (2) Payment Upon Disability. Upon the termination of employment of the Executive due to his Disability, the Executive shall be entitled to the payments paid pursuant to the disability insurance policies maintained by the Company for the benefit of the Executive. Any and all salary and Target Bonus payments shall thereupon cease and terminate.

                (3) Payment Upon Termination By The Company. If the Company terminates the Executive's employment for any reason other than Good Cause, the Executive shall be entitled to receive from the Company and the Company shall pay to the Executive in one lump sum, within fifteen (15) days following the Executive's termination of employment, all of the salary and Target Bonus payments provided for in Sections 4 and 5 of this Agreement for the period beginning on the date of the Executive's termination of employment and ending on December 31, 1999.

                      If the Company terminates Executive's employment for Good Cause, the Executive shall be entitled to




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salary through the date of termination.  Any and all salary and Target Bonus payments shall thereupon cease and terminate.

                (4) Payment Upon Termination By The Executive. If the Executive terminates his employment with the Company for Good Reason, other than Good Reason described in Section 16(a)(3)a), he shall be entitled to receive from the Company and the Company shall pay to the Executive in one lump sum, within fifteen (15) days following the date of the Executive's termination of employment, all of the salary and Target Bonus payments provided for in Sections 4 and 5 of this Agreement for the period beginning on the date of the Executive's termination and ending on December 31, 1999. If the Executive terminates his employment with the Company for the Good Reason described in
Section 16(a)(3)a), then and in such event, he shall be entitled to receive from the Company and the Company shall pay to the Executive in one lump sum, within fifteen (15) days following the date of the Executive's termination of employment, an amount equal to the lesser of (i) all of the salary and Target Bonus payments provided for in Sections 4 and 5 of this Agreement for the period beginning on the date of the Executive's termination and ending on December 31, 1999, or (ii) all of the salary and Target Bonus payments provided for in Sections 4 and 5 of this Agreement for the period commencing on the date of the Executive's termination and ending on the third anniversary of the date of the Executive's termination.



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                    If the Executive terminates this Agreement for any reason
other than Good Reason, he shall be entitled to salary through the date of termination. Any and all salary and Target Bonus payments shall thereupon cease and terminate.

        17. Remedies. The parties hereto acknowledge that a breach of any of the terms of the provisions set forth in this Agreement may not be fully or adequately compensable by the award or payment of monetary damages and may cause immediate, substantial and irreparable injury to the non-breaching party. The parties hereto therefore agree and consent that in addition to any award of damages that the non-breaching party may be entitled to recover, the non-breaching party shall also be entitled to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, including the entry of a decree of specific performance, or any other applicable order, which shall require performance and/or limit activities in accordance with the terms of this Agreement. The Executive expressly acknowledges and agrees: (a) that the restrictions set forth in this Agreement are reasonable, in terms of scope, duration, and otherwise, (b) that the protections afforded to the Company in this Agreement are necessary to protect its legitimate business interest, (c) that the restrictions set forth in this Agreement will not adversely affect the Executive's ability to obtain gainful employment in his field of expertise or other related employment comparable to the Executive's employment with the Company, and (d) that this


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agreement to observe such restrictions forms a material part of the consideration for this Agreement and his employment by the Company.

        18. Notices. Any notice required or permitted to be given hereunder shall be deemed sufficient if in writing, and if delivered personally or sent by registered or certified mail, return receipt requested, to the addresses of the respective parties set forth herein, or such other address as either party so notifies the other of in writing from time to time.

        19. Waiver of Breach. The waiver of any breach of any provision hereunder by either party shall not be construed or operate as a waiver of any subsequent breach.

        20. Benefits and Burdens. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and the Executive, his heirs, personal representatives, successors and assigns.
Because the duties of the Executive hereunder are special, personal and unique in nature, the Executive may not transfer, sell or otherwise assign his obligations under this Agreement.

        21. Governing Law. This Agreement shall be construed in accordance with and be governed by the laws of the State of Maryland, excepting the conflict of law rules of the State of Maryland, as if this contract were made and to be performed entirely within the State of Maryland.

        22. Entire Agreement. This Agreement contains the entire agreement of the parties and may not be amended, modified or


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terminated except by a written instrument executed by both parties hereto.

        23. Captions. Paragraph captions shall be used exclusively for purposes of reference and shall not be considered part of the substantive agreement of the parties.

        24. Severability. The restrictions and the rights and remedies contained in this Agreement are cumulative and severable. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be enforced to the fullest extent permitted by law.

        25. Costs of Breach. The parties hereto agree that in the event of any breach by either the Company or the Executive of any covenant, agreement, term, condition or obligation contained in this Agreement, the non-breaching party shall be entitled to all attorneys' fees, court costs and other litigation expenses incurred by the non-breaching party as a result of such breach.

        26. Notice of Employment. During the period of restraint imposed by this Agreement, the Executive shall provide immediate written notice to the Company of each instance of employment, agency or consultancy in which the Executive becomes involved, including, but not limited to, the location and nature of the services rendered and the identity of the person or entity on whose behalf the services are rendered.



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        27.     Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall together constitute but one document.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first written above.

                                   COMPANY:

ATTEST:                            MICROS SYSTEMS, INC.


/s/ JUDITH F. WILBERT              By:  /s/ LOUIS M. BROWN, JR.    (SEAL)
---------------------                 ----------------------------
                                      Louis M. Brown, Jr.
                                      Chairman

[Corporate Seal]

                                   EXECUTIVE:
WITNESS:


/s/ JUDITH F. WILBERT              /s/ A. L. GIANNOPOULOS         (SEAL)
---------------------              -------------------------------
                                   A. L. GIANNOPOULOS





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